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                                                                       Exhibit 5

          [NEWS RELEASE LETTERHEAD OF ALLIED GROUP INC. APPEARS HERE]



To All Holders of Common Stock of ALLIED Group, Inc.


Dear Shareholder:

        Today Nationwide Mutual Insurance Company has advised Allied Group, Inc. that it intends to make a cash tender offer for all of the outstanding shares of Common Stock of ALLIED Group, Inc. Such offer will be considered by the Company. On or before June 1, 1998, ALLIED Group, Inc. will advise its shareholders as to whether ALLIED Group, Inc. recommends acceptance or rejection of such tender offer.

        In the meantime, I urge ALLIED Stockholders to defer making a determination whether to accept or reject such tender offer until you have been advised of ALLIED Group's position with respect to such tender offer.

                                       Sincerely,


                                       John E. Evans
                                       Chairman of the Board
                                       ALLIED Group, Inc.